UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    August 20, 2021

McEWEN MINING INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001-33190 (Commission File Number)	84-0796160 (I.R.S. Employer Identification No.)

150 King Street West, Suite 2800

Toronto, Ontario, Canada  M5H 1J9

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number including area code:   (866) 441-0690

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MUX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement

On August 20, 2021, McEwen Copper Inc. (“McEwen Copper”), a privately-held Alberta, Canada subsidiary of McEwen Mining Inc. (the “Company”), entered into a subscription agreement (“Subscription Agreement”) with Evanachan Limited, an Ontario corporation (“Evanachan”), pursuant to which Evanchan agreed to purchase and McEwen Copper agreed to sell 4,000,000 of its common shares at a price of $10 per share. As previously reported in a Form 8-K filed on August 23, 2021, the transaction contemplated by the Subscription Agreement closed on August 20, 2021.

Evanachan is wholly-owned by Robert McEwen, the Chairman and Chief Executive Officer of the Company and beneficial owner of approximately 18% of the Company’s outstanding common stock. Evanachan now owns 18.6% of McEwen Copper with the remainder owned indirectly by the Company through its subsidiary, Minera Andes Inc. (“Minera Andes”). The transaction with Evanachan is part of a private placement by McEwen Copper totaling up to 8,000,000 shares (the “Private Placement”). The sale of common shares to Evanachan was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation S thereunder. This report is not, and shall be construed as, an offer to sell or the solicitation of an offer to purchase, any shares of McEwen Copper.

Pursuant to the Subscription Agreement, McEwen Copper agreed to complete a public offering of its securities and get those securities listed on a recognized securities exchange in Canada or the United States on or before September 30, 2022. Alternatively, McEwen Copper agreed to complete a sale, merger, business combination or similar transaction by which McEwen Copper shareholders receive cash and/or freely tradable securities of another entity (the McEwen Copper initial public offering or other transaction is referred to as a “Liquidity Event”). In the event McEwen Copper does not complete a Liquidity Event on or before the September 30, 2022 deadline, McEwen Copper is obligated to issue one additional common share for each 10 shares sold in the private placement.

In conjunction with the Subscription Agreement, Minera Andes, Evanachan and McEwen Copper contemporaneously entered into a shareholders’ agreement that provides certain rights and obligations to Minera Andes and McEwen Copper (“Shareholder Agreement”). Specifically, the Shareholder Agreement provides that:

•	The shareholders other than Minera Andes are entitled to appoint and remove one-third of the directors of McEwen Copper, so long as such shareholders own at least 25% of the outstanding shares of McEwen Copper;
•	McEwen Copper will indemnify its officers and directors against liabilities incurred in their capacity as such;
•	Certain actions of McEwen Copper, such as the grant of a security interest in its assets, will require the approval of the holders of at least 70% of the outstanding shares;
•	The shareholders are entitled to preemptive rights in connection with the proposed issuance of any treasury shares or securities convertible into common shares by McEwen Copper in certain circumstances;
•	The shareholders are subject to restrictions on transfer of the shares and entitled to a right of first refusal if other shareholders propose to sell their shares to a third party;
•	Each shareholder is entitled to purchase the shares of a “triggered shareholder” in certain events, including the death of an individual shareholder, the death of the principal of an entity shareholder, and the bankruptcy or insolvency of an entity shareholder; and
•	The holder(s) of greater than 70% of the outstanding shares may compel the remaining shareholders to sell their shares on the same terms and conditions as proposed by the selling group.

The Shareholder Agreement will be effective until the earliest to occur of, among other things, a Liquidity Event or the agreement of all the shareholders to terminate the Shareholder Agreement.

The Subscription Agreement contains customary representations, warranties and agreements in connection with the transaction.  They are not intended to provide any other factual information about McEwen Copper or the Company. The representations, warranties and covenants contained in the Subscription Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing is only a brief description of the material terms of the Subscription Agreement and the Shareholder Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Subscription Agreement and Shareholder Agreement that are filed as exhibits to this report.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.01.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed with this report:

10.1	Subscription Agreement between McEwen Copper Inc. and Evanachan Limited dated August 20, 2021

10.2	Unanimous Shareholder Agreement between Minera Andes Inc., Evanachan Limited and McEwen Copper Inc. dated August 20, 2021

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document (contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

McEWEN MINING INC.

Date: August 25, 2021	By:	/s/ Carmen Diges
Carmen Diges, General Counsel

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